Exhibit 10.5 (a)

FIRST AMENDMENT TO THE

PIONEER NATURAL RESOURCES USA, INC.

401(k) and MATCHING PLAN

(Effective as of January 1, 2008)

THIS FIRST AMENDMENT is made and entered into by Pioneer Natural Resources USA, Inc. (the “Company”):

WITNESSETH:

WHEREAS, the Company maintains the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “Plan”);

WHEREAS, pursuant to Section 8.1 of the Plan, the Board of Directors of the Company maintains the authority to amend the Plan at any time; and

WHEREAS, the Company desires to amend the Plan to provide for partial distributions upon retirement, disability, or separation from employment.

NOW THEREFORE, the Plan is hereby amended effective January 1, 2009 as follows:

1. Section 6.2(a) is hereby amended and restated in its entirety as follows:

Section 6.2 Distribution of Retirement and Disability Benefits.

(a) Except as otherwise provided in this Section, upon the Retirement or termination of employment on account of Permanent Disability of a Participant, all or a portion of the Vested Interest of such Participant shall be distributed to such Participant by the Trustee at the direction of the Committee in a lump sum; provided, however, that if such Participant’s Vested Interest exceeds $5,000, he or she may elect to receive his or her Vested Interest in monthly, quarterly or annual installment distributions over a period of two or more years with the first such installment to be payable within 90 days after the end of the Plan Year in which the Participant’s employment terminates. Such installment payments may be made over a period of years not to exceed one or a combination of the following periods: i) the life of the Participant, ii) the lives of the Participant and his or her designated beneficiary, iii) a period certain not extending beyond the life expectancy of the Participant, and iv) a period certain not extending beyond the joint life and last survivor expectancy of the Participant and his or her designated beneficiary. Any provision of Section 6.3 to the contrary notwithstanding, if a Participant who elected installment payments dies prior to the distribution of the entire amount of his or her Vested Interest, the remaining portion thereof shall be distributed to his or her beneficiary or beneficiaries, as determined in accordance with Section 6.3(a), in a single distribution within 90 days after the end of the Plan Year during which the Participant died. Notwithstanding the foregoing provisions of this Section 6.2, no distribution shall be made upon a Participant’s termination of employment on account of Permanent Disability prior to his or her Normal Retirement Date unless (i) such Participant elects to receive such distribution or (ii) such Participant’s Vested Interest does not exceed $5,000.

For purposes of determining whether the value of a Participant’s Vested Interest exceeds or does not exceed $5,000, the value of a Participant’s Vested Interest shall be determined without regard to the value of the Participant’s Rollover Account or Roth Rollover Account.

NOW, THEREFORE, be it further provided that except as provided above, the Plan shall continue to read in its current state.

* * * * * * * *

IN WITNESS WHEREOF, the Company has executed this First Amendment this 9th day of June 2009 to be effective as specified above.

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Larry N. Paulsen
Larry N. Paulsen Vice President, Administration and Risk Management

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